Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-57810, No. 333-79407, No. 333-100625, No. 333-39201 and No. 333-66772, and Form S-8 No. 333-155211, No.333-32646, No. 333-105926, and No. 333-119620) of Westell Technologies, Inc. and in their related Prospectuses of our reports dated June 12, 2009, with respect to the Consolidated Financial Statements and schedule of Westell Technologies, Inc. and the effectiveness of internal control over financial reporting of Westell Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2009.

/s/ Ernst & Young LLP

Chicago, Illinois

June 12, 2009